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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
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Assisted Living Concepts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASSISTED LIVING CONCEPTS, INC.
111 West Michigan Street
Milwaukee, Wisconsin 53203
NOTICE OF ANNUAL MEETING
PROXY STATEMENT

ASSISTED LIVING CONCEPTS, INC.
111 West Michigan Street
Milwaukee, Wisconsin 53203
Notice of Annual Meeting

ASSISTED LIVING CONCEPTS, INC.
111 West Michigan Street
Milwaukee, Wisconsin 53203
(414) 908-8800
NOTICE OF ANNUAL MEETING
     The annual meeting of stockholders of Assisted Living Concepts, Inc. (“ALC”) will be held at 111 West Michigan Street, Milwaukee, Wisconsin on Thursday, May 3, 2007 at 4:00 p.m. central daylight time for the following purposes:
1.	To elect nine persons to the corporation’s Board of Directors; and

2.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.
     Stockholders of record of ALC’s Class A common stock and Class B common stock at the close of business on March 21, 2007 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. A list of stockholders entitled to vote will be available at the annual meeting for inspection by any stockholder for any purpose germane to the annual meeting.
     Whether or not you plan to attend the annual meeting, please take the time to vote your shares by promptly completing, signing, dating and mailing the proxy card in the postage-paid envelope provided (or, if applicable, by following the instructions supplied to you by your bank or brokerage firm for voting by telephone or via the Internet).

By Order of the Board of Directors,

Eric B. Fonstad
Senior Vice President, General Counsel and Secretary
Milwaukee, Wisconsin
April 13, 2007

ASSISTED LIVING CONCEPTS, INC.
111 West Michigan Street
Milwaukee, Wisconsin 53203
(414) 908-8800
PROXY STATEMENT
INTRODUCTION
     This proxy statement is furnished beginning on or about April 13, 2007 in connection with the solicitation of proxies by the Board of Directors of Assisted Living Concepts, Inc. (“ALC”), a Nevada corporation, for use at the annual meeting of stockholders to be held at 111 West Michigan Street, Milwaukee, Wisconsin on Thursday, May 3, 2007 at 4:00 p.m. central daylight time and at any adjournments or postponements of the annual meeting.
     On November 10, 2006, ALC became an independent, publicly traded company with its Class A common stock listed on the New York Stock Exchange when the separation of ALC from its parent company, Extendicare Inc., pursuant to a distribution of ALC’s Class A and Class B common stock to the holders of Extendicare Inc. subordinate and multiple voting shares, was effected pursuant to a Plan of Arrangement filed with and approved by the Ontario Supreme Court of Justice. Extendicare Inc. was then converted to Extendicare REIT, a Canadian Real Estate Investment Trust.
Proxies
     Properly signed and dated proxies received by ALC’s Secretary prior to or at the annual meeting will be voted as instructed on the proxies or, in the absence of such instruction, FOR the election to the Board of Directors of the persons nominated by the Board and in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the annual meeting.
     Any proxy may be revoked by the person executing it for any reason at any time before the polls close by filing with ALC’s Secretary a written revocation or duly executed form of proxy bearing a later date or by voting in person at the meeting. The Board of Directors has appointed an officer of Computershare Trust Company, Inc., transfer agent for ALC’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), and ALC’s Class B common stock, par value $0.01 per share (“Class B Common Stock”), to act as an independent inspector at the annual meeting.
Record Date, Class A and Class B Shares Outstanding, and Voting
     Stockholders of record of either Class A or Class B Common Stock at the close of business on the record date, March 21, 2007, are entitled to vote on all matters presented at the annual meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. As of the record date, there were 59,932,427 shares outstanding of Class A Common Stock and 9,564,922 shares outstanding of Class B Common Stock.
     Because there is no business scheduled to be voted on at the annual meeting that requires a separate class vote, holders of a majority in total voting power of Class A Common Stock and Class B

Common Stock entitled to vote at the annual meeting, voting together without regard to class and represented in person or by proxy, constitute a quorum. Under ALC’s bylaws, if a quorum is present, the election of directors is decided by plurality vote. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors (assuming a quorum is present).
     The independent inspector will count the votes. Abstentions are considered as shares represented and entitled to vote. Broker or nominee “non-votes” on a matter are not considered as shares represented and entitled to vote on that matter, but do count toward the quorum requirement.
     If less than a majority of voting power is represented at the annual meeting, the chairman of the meeting or holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the annual meeting from time to time without further notice.
     If your shares are registered in your name, you may vote them by completing and signing the accompanying proxy card and returning it in the enclosed envelope before the annual meeting.
     If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions.
     Written ballots will be available from ALC’s Secretary before the annual meeting commences. A stockholder whose shares are held in the name of a bank, broker or other holder of record must obtain a proxy, executed in such stockholder’s favor, from the record holder in order for such stockholders to vote their shares in person at the annual meeting. However, stockholders who send in their proxy cards and also attend the annual meeting do not need to vote again unless they wish to revoke their proxy.
     Telephone and Internet voting procedures, if available, are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that their instructions have been properly recorded. Stockholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies.
     Any stockholder (other than stockholders holding shares in “street name”) giving a proxy may revoke it at any time before it is exercised by delivering notice of such revocation to ALC’s Secretary in open meeting or in writing by filing with ALC’s Secretary either a notice of revocation or a duly executed proxy bearing a later date. Presence at the annual meeting by a stockholder who has returned a proxy does not itself revoke the proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

ELECTION OF DIRECTORS
     The following table shows certain information, including principal occupation and recent business experience, for each of the individuals nominated by the Board of Directors for election at the annual meeting. All of the nominees other than Ms. Bebo, Mr. Brotz and Mr. Spector are presently ALC directors who became directors upon the separation of ALC from Extendicare Inc. and whose current terms expire in 2007. Mr. Rhinelander has been a director of ALC since February 2005. Ms. Bebo was a director of ALC prior to the separation but ceased being an ALC director upon the separation. Mr. Brotz and Mr. Spector have not previously been ALC directors and along with Ms. Bebo have been nominated by the Board of Directors for election at the annual meeting. Mr. Brotz was recommended to be nominated to be a director by the Board Chair and Mr. Spector was recommended by the Board Vice Chairman. Sir Graham Day and David M. Dunlap, both of whom were directors as of the separation of ALC from Extendicare Inc., have elected not to stand for reelection at the annual meeting. All of the nominees have been nominated to serve as directors until the annual meeting in 2008 and until their respective successors are elected and qualified.
     If any of the nominees becomes unable or unwilling to serve, then the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

		Director
Name		Since
Laurie A. Bebo	President and Chief Executive Officer of ALC since 2006. From 1999 to 2006, Ms. Bebo held a variety of management positions with Extendicare Health Services, Inc., including: Vice President Sales & Marketing; Vice President Assisted Living Operations; Area Vice President Wisconsin/Minnesota; and Area Vice President Ohio. From 1995 to 1999, Ms. Bebo was employed by Living Centers of America (Amerra & Mariner Post Acute Network) as Vice President Operations, Vice President Sales & Marketing, and Regional Sales Manager. Ms. Bebo serves as an Executive Board Member of Assisted Living Federation of America and is a former board member of Extendicare Health Services, Inc. and Extendicare Foundation. She is 36.	—

Alan Bell	Corporate partner of the Canadian law firm of Bennett Jones LLP specializing in mergers and acquisitions, private and public financing, and corporate governance. Bennett Jones LLP advises ALC with regard to certain Canadian securities law matters and advised Extendicare Inc. in connection with the Plan of Arrangement and its separation from ALC. He is 58.	2006

		Director
Name		Since
Jesse C. Brotz	Mr. Brotz has a Bachelor of Science in Economics and Psychology from Brown University and has completed course work at Brown University in financial markets, micro and macro economics, accounting and econometrics and at the Massachusetts Institute of Technology in industrial organization and antitrust economics. He has also attended the University of Otago in Dunedin, New Zealand. From 1996 to 1998, Mr. Brotz was a Senior Research Analyst for The Economics Research Group, Inc. (now Lexecon, Inc.), a Cambridge, Massachusetts consulting firm that uses economic theory and analysis in litigation support, public policy and business strategy. Since leaving Lexecon, Mr. Brotz has been building custom furniture in Vancouver, British Columbia. He worked at Angela James Furniture from 2000 to 2002 as a Cabinetmaker’s Apprentice and then for The Joint Woodworking Studio where he is currently employed as a Journeyman Cabinetmaker, course instructor, and shop supervisor. Mr. Brotz has been a director of Scotia Investments Limited since 2004 and is currently a member of Audit and Corporate Governance/Human Resources committees of the board of Scotia Investments Limited. He is 33.	—

Derek H.L. Buntain	President of The Dundee Bank, a private bank offering banking services to international clients, and President and Chief Executive Officer of Goodman & Company (Bermuda) Limited (investment counsel). Prior to November 10, 2006, Mr. Buntain was a director of Extendicare. Inc. Mr. Buntain also serves as a director of the following companies: Calibre Energy, Inc., CencoTech Inc., Dundee Precious Metals Inc., Eurogas Corporation, Highliner Foods Incorporated, and Sentex Systems Ltd. He is 66.	2006

David J. Hennigar	Chairman of the Board of Directors. Prior to November 10, 2006, he was Chairman of Extendicare Inc. Mr. Hennigar also is Chairman of Annapolis Group Inc. (a private holding company in real estate development), High Liner Foods Incorporated (a public value-added food processing company), and Aquarius Coatings Inc. (a public company in paint manufacturing and developing), as well as Chairman and CEO of Landmark Global Financial Corporation (a public investment and management company), and Chairman and founder of Acadian Securities Inc. (a private investment dealer). In addition, Mr. Hennigar serves as a director of the following public companies: Crombie Real Estate Investment Trust, MedX Health Corp., Sentex Systems Ltd., SolutionInc Technologies Limited, and VR Interactive Corporation. He also serves as a director of a number of private companies, including Crown Life Insurance Company, Minas Basin Holdings Limited, and Scotia Investments Limited. He is 67.	2006

		Director
Name		Since
Malen S. Ng	Chief Financial Officer of the Workplace Safety and Insurance Board of Ontario since 2003. Prior to November 10, 2006, she was a director of Extendicare Inc. From 1975 to 2002, Ms. Ng was employed by Ontario Hydro and its successor, Hydro One Inc. (the largest electricity delivery company in Ontario) where she occupied several executive positions. Ms. Ng is a director of Sobeys Inc. (a public retail food distribution company) and of Jacques Whitford Group Ltd. She is 55.	2006

Melvin A. Rhinelander	Vice Chair of the Board of Directors. Prior to November 10, 2006, he was the President and Chief Executive Officer of Extendicare Inc. as well as the Chairman and Chief Executive Officer of Extendicare Health Services, Inc., a wholly-owned subsidiary of Extendicare Inc. Following November 10, 2006, Mr. Rhinelander ceased being an employee of Extendicare Inc. and Extendicare Health Services, Inc., but remains on the board of Extendicare REIT as Vice Chairman. He also serves as a director of Sobeys Inc. (a public retail food distribution company). Mr. Rhinelander has been with the Extendicare group of companies since 1977 and has served in a number of senior positions. He was appointed Chief Executive Officer of Extendicare Inc. in August 2000 following his appointment as President in August 1999. He is 56.	2006

Charles H. Roadman II, MD	Retired President and Chief Executive Officer of the American Health Care Association (1999 to 2004) and the former Surgeon General of the U.S. Air Force (1996 to 1999). Prior to November 10, 2006, he was a director of Extendicare Inc. Dr. Roadman serves as a director and advisor on a number of private corporate boards and associations. He is 62.	2006

Michael J. Spector	Retired Chair and Managing Partner, Quarles & Brady LLP, a Milwaukee Wisconsin based law firm with 425 attorneys in six cities. Mr. Spector joined Quarles & Brady in 1966 and served as a member of its Executive Committee from 1976 to 2002, as Chair of the Executive Committee from 1987 to 2002, and as Managing Partner from 1999 to 2002. His practice focused primarily on business counseling and general school law representation, including related litigation and collective bargaining. He is 67.	—

     ALC’s bylaws require that any nominations by stockholders of persons for election to the Board of Directors at the annual meeting must have been received by the Secretary by March 26, 2007. As no notice of such other nominations was received, no other nominations for election to the Board of Directors may be made by stockholders at the annual meeting.
Independence, Meetings, Committees, Governance Documents, Communications and Director Compensation
Independence
     ALC’s Board of Directors has affirmatively determined that all of ALC’s directors and director nominees other than Ms. Bebo and Mr. Rhinelander are “independent” as defined in the corporate governance standards of the New York Stock Exchange. Ms. Bebo and Mr. Rhinelander are not considered to be independent because Ms. Bebo is currently ALC’s President and Chief Executive Officer and Mr. Rhinelander has been an ALC officer within the last three years.
     The Board considered the relationship of Mr. Bell and the law firm of Bennett Jones LLP to ALC and determined that Mr. Bell does not play an active role in providing legal services to ALC, that the amount of fees paid by ALC in 2006 to Bennett Jones LLP was not material to either ALC or the firm, and that the relationship does not interfere with the exercise of his independent judgment and independence from the management of ALC. ALC has continued to use the services of this law firm in 2007. The Board considered the relationship of Mr. Spector and the law firm of Quarles & Brady LLP, which provides legal services to ALC, and determined that Mr. Spector’s relationship as a retired partner of that firm does not interfere with the exercise of his independent judgment and independence from the management of ALC.
     The Board also considered the relationship of Mr. Hennigar and Mr. Brotz to ALC through their association with Scotia Investments Limited, which owns the majority of the Class B Common Stock and controls approximately 48.9% of the voting power of stockholders, as well as the familial relationship between Mr. Hennigar and Mr. Brotz and determined that neither the association with Scotia Investments Limited or the familial relationship interferes with the exercise by either Mr. Hennigar or Mr. Brotz of his independent judgment and independence from the management of ALC.
Meetings
     ALC’s Board of Directors held one in-person meeting and one telephonic meeting between November 10, 2006, when ALC became a public company, and December 31, 2006, ALC’s fiscal year end. Each director attended at least 75% of the meetings of the Board of Directors and committees on which he or she serves except Mr. Buntain who did not attend one of the Board meetings. It is ALC’s policy that directors use their best efforts to attend (either in person or by telephone) all Board of Directors, committee, and annual and special stockholders’ meetings.
     ALC directors have an opportunity to meet in executive session without management at the end of each regularly scheduled Board of Directors meeting. The Chairman presides at executive sessions. ALC’s Board of Directors annually conducts an assessment of its performance and effectiveness.

Committees
     The Board of Directors has three standing committees: an Audit Committee, a Compensation/Nomination/Governance Committee and an Executive Committee. The committee charters are available on ALC’s website, www.alcco.com.
     Audit Committee and Audit Committee Financial Expert. The Audit Committee met once between November 10, 2006 and December 31, 2006. Current members are Ms. Ng (Chair), Mr. Bell, Mr. Buntain and Dr. Roadman. The Board of Directors has determined that each of the members of the Audit Committee is “independent,” as defined in the corporate governance listing standards of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934 relating to audit committees. In addition, the Board has determined that all members of the Audit Committee are financially literate and that Ms. Ng qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.
     The Audit Committee exercises the powers of the Board of Directors in connection with ALC’s accounting and financial reporting practices, and provides a channel of communication between the Board of Directors and ALC’s internal audit function and independent registered public accountants. The Audit Committee annually reviews its charter and performs an evaluation of its performance and effectiveness.
     Compensation/Nomination/Governance Committee. The Compensation/Nomination/Governance Committee did not meet between November 10, 2006 and December 31, 2006. Current members are Mr. Buntain (Chair), Mr. Bell, Sir Graham Day and Mr. Dunlap. The Compensation/Nomination/Governance Committee recommends nominees for ALC’s Board of Directors and reviews qualifications, compensation and benefits for the Board of Directors, and other matters relating to the Board. The Compensation/Nomination/Governance Committee also establishes compensation for the officers of ALC, administers ALC’s benefit plans for officers and employees, reviews and recommends officer selection, responds to SEC requirements on Compensation Committee reports, and performs other functions relating to officer succession and compensation. The Compensation/Nomination/Governance Committee annually reviews its charter and performs an evaluation of its performance and effectiveness.
     The Compensation/Nomination/Governance Committee has full authority to consider and determine executive and director compensation. The Committee may form subcommittees for any purpose and may delegate to such subcommittees such power and authority as the Committee deems appropriate, provided that each subcommittee has at least two members and that no subcommittee is granted any power or authority that by law is required to be exercised by the Committee as a whole. As of the date of this proxy statement, the Committee had not formed subcommittees. The chair of the Committee confers with the Board chair and vice chair with regard to executive compensation matters. In addition, the Chief Executive Officer may make recommendations to the chair of the Committee from time to time regarding executive compensation. ALC has engaged the services of the compensation consulting firm of Towers Perrin to assist in the design of director and executive officer compensation programs. The focus of Towers Perrin’s assignment to date has been the development of suitable long-term compensation programs.
     The Board of Directors has delegated the identification, recruitment and screening of director candidates for stockholder election to the Compensation/Nomination/Governance Committee. In identifying and evaluating nominees for director, the Compensation/Nomination/Governance Committee seeks to ensure that the Board of Directors possesses, in the aggregate, the strategic, managerial, and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board of Directors is composed of directors who have broad and diverse backgrounds and possess knowledge in areas that are of importance to ALC. The Compensation/Nomination/Governance Committee evaluates each candidate on a case-by-case basis, regardless of who recommended the nominee, based on the director expectations and qualifications set forth in ALC’s Corporate Governance Guidelines which are available on ALC’s web site at: www.alcco.com.
     In looking at the qualifications of each candidate to determine if his or her election would further the goals described above, the Compensation/Nomination/Governance Committee takes into account all factors it considers appropriate, which may include leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity, values and sound business judgment. In addition, the Compensation/Nomination/Governance Committee believes that all directors must possess the following specific qualities and skills:
     (i) Integrity and Accountability – Directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions.
     (ii) Informed Judgment – Directors should have the ability to provide wise, thoughtful counsel on a broad range of issues. Directors should possess high intelligence and apply it to decision-making. Their background and experience should add value to the skill set of the Board of Directors as a whole.
     (iii) Financial Literacy – Board members should be financially literate. They should know how to read a balance sheet, income statement and cash flow statement and understand the use of financial ratios and other indices for evaluating ALC’s performance.
     (iv) Cooperative Approach – Directors should value Board and team performance over individual performance. Directors should approach each other assertively, responsibly and supportively and raise difficult questions in a manner that encourages open discussion.
     (v) Record of Achievement – Directors should have a record of attainment that reflects high standards for themselves and others.
     (vi) Loyalty – Directors should feel strongly about the performance of ALC, both in absolute terms and relative to its peers. They should have no conflicts of interest with ALC or its goals.
     (vii) Ability to Consult and Advise – Directors should possess the creative talents and advisory capacity needed to counsel management.
     The Compensation/Nomination/Governance Committee assesses the performance of each director whose term is expiring to determine whether he or she should be nominated for re-election. The Compensation/Nomination/Governance Committee may retain resources including a director search firm to assist in the identification, recruitment and screening of director candidates. The Compensation/ Nomination/Governance Committee will consider persons recommended by stockholders to become nominees for election as directors. Stockholders should send their written recommendations for director nominees to the Compensation/Nomination/Governance Committee in care of the Secretary of ALC, together with appropriate biographical information concerning each proposed nominee.
     ALC’s Bylaws set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of the intent to make such a nomination to the Secretary of ALC in advance of the meeting in compliance with the terms and within the time period specified in ALC’s Bylaws. Pursuant to these requirements, a stockholder must give a written notice of intent to the Secretary of ALC not less than 50 days or more than 75 days prior to the first annual anniversary of the immediately preceding annual meeting. Accordingly, to bring a nomination before the 2008 Annual Meeting, the nomination must be received by the Secretary between February 18, 2008 and March 14, 2008.
     Executive Committee. The Executive Committee did not meet between November 10, 2006 and December 31, 2006. Current members are Mr. Hennigar (Chair), Mr. Rhinelander and Mr. Buntain. The Executive Committee may exercise the full authority of the Board of Directors in the management of the business affairs of ALC to the extent permitted by law or not otherwise limited by the Board of Directors.
Governance Documents
     ALC’s Code of Business Conduct; Code of Ethics for CEO and Senior Financial Officers; Corporate Governance Guidelines; and Audit Committee, Compensation/Nomination/Governance Committee, and Executive Committee charters are available on ALC’s web site at: www.alcco.com. These documents are also available in print upon written request to the Secretary, Assisted Living Concepts, Inc., 111 West Michigan Street, Milwaukee, Wisconsin 53203.
Communications
     Stockholders may communicate with the Board of Directors by writing to the Board of Directors in care of the Secretary of ALC (or, at the stockholder’s option, to a specific director) to: Board of Directors, c/o Secretary, Assisted Living Concepts, Inc., 111 West Michigan Street, Milwaukee, Wisconsin 53203. The Secretary will ensure that these communications (assuming they are properly marked to the Board of Directors or to a specific director) are delivered to the Board of Directors or the specified director, as the case may be.
Director Compensation
     The following table sets forth information regarding compensation paid by ALC to our non-employee directors during 2006. The “Stock Awards,” “Option Awards,” “Non-Equity Incentive Plan Compensation,” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the table have been deleted from the table because there were no stock awards, option awards, non-equity incentive plan compensation, pension values, or deferred compensation earnings for directors during 2006. Prior to the separation from Extendicare Inc., Laurie Bebo, who is now ALC’s President and Chief Executive Officer, and Richard Bertrand were directors of ALC. They are not listed in this table because they received no compensation from ALC for serving as directors.

Director Compensation
For Fiscal 2006

	Fees Earned or	All Other
	Paid in Cash	Compensation	Total
Name	($)	($)	($)
Alan Bell	5,000	*	5,000
Derek H.L. Buntain	5,167	*	5,167
Sir Graham Day	6,000	*	6,000
David M. Dunlap	6,000	*	6,000
David J. Hennigar	16,500	*	16,500
Malen S. Ng	7,500	*	7,500
Melvin A. Rhinelander	10,667	*	10,667
Charles H. Roadman II, MD	5,000	*	5,000

*	Perquisites were less than the disclosure threshold of $10,000 in the aggregate.
     Directors who are not employees of ALC are paid an annual retainer of $15,000 per year, a fee of $1,500 for each Board and committee meeting they attend, and $500 for each telephonic Board or committee meeting they attend. In addition, the annual retainer for the Board chairman is $50,000 and the annual retainer for the vice chairman is $25,000. The annual retainer for the chair of the Audit Committee is an additional $15,000 and the annual retainer for the other committee chairs is an additional $10,000. Directors are reimbursed for expenses incurred in connection with attending Board and committee meetings. For fiscal 2006, Sir Graham Day, David M. Dunlap, David J. Hennigar and Melvin A. Rhinelander each received an additional $1,500 meeting fee for attending an informational session on corporate governance matters.
STOCK OWNERSHIP OF MANAGEMENT AND OTHERS
     The following table lists beneficial ownership of Class A Common Stock and Class B Common Stock by: any person known to ALC to own beneficially more than 5% of either class of our common stock; each nominee for director; each of our directors; our principal executive officer, principal financial officer, and each of our other executive officers (collectively, the “named executive officers”); and all of our executive officers and directors as a group. Except as otherwise indicated below, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the Securities and Exchange Commission consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power, or any securities as to which the person has the right to acquire, within 60 days, such sole or shared power. The number of shares set forth for nominees, directors, and executive officers are reported as of March 21, 2007. Amounts for 5% stockholders are as of the date such stockholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided.

	Number of				Assuming Full	Percentage of		Percent of
	Shares Owned				Conversion (1)	Issued Shares		Total Votes
Name of								No	If Fully
Beneficial Owner	Class A		Class B		Class A	Class A	Class B	Conversion	Converted (1)
5% Beneficial Holders:
Scotia Investments Limited (2)	8,667		7,600,000		8,178,667	*	79.46%	48.85%	11.65%
Scoggin Capital Management, L.P.II (3)	7,962,500		—		7,962,500	13.29%	—	5.12%	11.34%
Directors, Director Nominees and Named Executive Officers
Laurie A. Bebo	78,338		—		78,338	*	*	*	*
Alan Bell	1,000		—		1,000	*	*	*	*
Jesse C. Brotz (2)	5,000		5,000		10,375	*	*	*	*
Derek H.L. Buntain	115,900	(4)	200	(5)	116,115	*	*	*	*
Sir Graham Day	12,620		2,000	(6)	14,770	*	*	*	*
David M. Dunlap	120,500	(7)	—		120,500	*	*	*	*
David J. Hennigar (2)	80,000	(8)	15,400	(8)	96,555	*	*	*	*
Malen S. Ng	3,488		—		3,488	*	*	*	*
Melvin A. Rhinelander	211,700	(9)	2,000	(10)	213,850	*	*	*	*
Charles H. Roadman II, MD	2,665		—		2,665	*	*	*	*
Michael J. Spector
John Buono	10,000	(11)	—		10,000	*	*	*	*
Eric B. Fonstad	1,000		—		1,000	*	*	*	*
Walter A. Levonowich	1,000		—		1,000	*	*	*	*
All Directors and Executive Officers as a Group
(12 persons)	638,211		19,600		659,281	1.06%	*	*	*

*	Less than 1.0%. No shares have been pledged as security by directors, nominees or executive officers except as noted below.

Notes

(1)	Each share of Class B Common Stock may be converted into 1.075 shares of Class A Common Stock at the option of the holder. These columns assume that all of the outstanding shares of Class B Common Stock were converted into shares of Class A Common Stock such that a single class of common stock remained outstanding.

(2)	Scotia Investments Limited holds directly 8,667 shares of Class A Common Stock and 261,000 shares of Class B Common Stock. The remaining shares of Class B Common Stock are held indirectly through related companies. All of the outstanding voting shares of Scotia Investments Limited are held directly or indirectly by approximately 50 members of the family of the late R.A. Jodrey. David J. Hennigar, chairman of ALC’s Board of Directors, and Jesse C. Brotz, a nominee for election as an ALC Director, are each a member of the Jodrey family and one of twelve directors of Scotia Investments Limited, none of whom individually has the power to vote or dispose of the shares held directly or indirectly by Scotia Investments Limited. Matters relating to the voting and disposition of shares held by Scotia Investments Limited are determined exclusively by its board of directors. Mr. Hennigar and Mr. Brotz each disclaim beneficial ownership of the shares held directly or indirectly by Scotia Investments Limited.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Scoggin Capital Management, L.P.II, Scoggin International Fund, Ltd., Scoggin Worldwide Fund, Ltd., Scoggin, LLC, Craig Effron, and Curtis Schenker filing as a group. The Schedule 13G states that: Scoggin Capital Management, L.P.II has sole voting and dispositive power over 2,150,000 shares; Scoggin International Fund, Ltd. II has sole voting and dispositive power over 2,150,000 shares; Scoggin Worldwide Fund, Ltd. II has sole voting and dispositive power over 725,000 shares; Scoggin, LLC II has sole voting and dispositive power over 2,875,000 shares and shared voting and dispositive power over 499,000 shares; Craig Effron has sole voting and dispositive power over 37,500 shares and shared voting and dispositive power over 5,524,000 shares; and Curtis Schenker has sole voting and dispositive power over 25,000 shares (3) and shared voting and dispositive power over 5,524,000 shares.

(4)	Includes 200 Class A shares held in Mr. Buntain’s Registered Retirement Savings Plan.

(5)	Held in Mr. Buntain’s Registered Retirement Savings Plan.

(6)	Held by Sedna Holdings Limited. Sir Graham Day has voting control over these shares.

(7)	Includes 10,000 Class A shares held in a retirement plan for Mr. Dunlap’s spouse.

(8)	Includes 80,000 Class A shares held in a brokerage margin account, 1,400 Class B shares owned directly, and 14,000 Class B shares owned indirectly through Forest (8) Lane Holdings Limited and pledged as collateral for a bank line of credit.

(9)	Includes 5,000 Class A shares held jointly with his spouse and 5,000 shares held as (9) custodian for Mr. Rhinelander’s minor child.

(10)	Held as custodian for Mr. Rhinelander’s minor child.

(11)	Held jointly with Mr. Buono’s spouse.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Programs
     At the time ALC became a publicly traded company, the compensation programs for its executive officers consisted principally of annual base salaries, an annual performance-based bonus program, a defined contribution retirement program, a time-vesting, unfunded deferred compensation plan, and employment agreements. An equity-based compensation plan, the 2006 Omnibus Incentive Compensation Plan, was approved by ALC’s sole stockholder prior to the separation but no equity-based awards had been granted or were outstanding at fiscal year end.
     The Compensation/Nomination/Governance Committee of the Board of Directors has responsibility for establishing, implementing and monitoring adherence to ALC’s compensation philosophy. The Committee oversees ALC’s compensation plans and practices, including its executive officer compensation plans and practices and its incentive compensation and equity-based plans.
     The Committee feels that, because ALC is a newly public company, base salary levels should be relatively restrained with above average opportunities for incentive compensation as ALC’s strategic goals are met. Accordingly, the Committee is focusing on developing short- and long-term incentive compensation programs that reward the accomplishment of ALC’s strategic objectives.
Compensation Philosophy and Objectives
     The Committee believes that ALC’s compensation programs should reward the achievement of specific annual, long-term and strategic goals and that such programs should be designed to align executives’ interests with stockholders by rewarding performance above established goals, with the ultimate objective of increasing stockholder value. The Committee evaluates both performance and compensation to ensure that ALC has the ability to attract and retain superior employees and that compensation levels remain competitive relative to the compensation paid to similarly situated employees of other companies in our industry.

Role of Management in Compensation Decisions
     The Committee makes compensation decisions for ALC’s executive officers. In making decisions regarding discretionary bonuses for executive officers other than the Chief Executive Officer for fiscal 2006, the Committee received recommendations from the Chief Executive Officer. The level of discretionary bonus for the Chief Executive Officer for 2006 was determined solely by the Committee and without involvement of the Chief Executive Officer. The Committee expects to consider recommendations from the Chief Executive Officer on equity-based compensation awards to executive officers (other than the Chief Executive Officer). The Committee can exercise its discretion in modifying any recommended compensation or awards to executive officers.
     Equity Ownership Guidelines The Board has not established equity ownership guidelines for ALC’s management.
     Equity-Based Compensation Grant Policy It is the policy of the Board that no director or member of ALC’s management shall backdate any equity award or manipulate the timing of any equity award or of the public release of material information with the intent of benefiting a grantee under an equity-based award. The Compensation/Nomination/Governance Committee has adopted written equity-based compensation grant policies and procedures.
     The Committee expects to consider equity-based compensation grants to ALC employees annually under the terms of the 2006 Omnibus Incentive Compensation Plan. In addition to consideration of annual grants, the Committee recognizes that situations may arise during the course of the year, including situations where ALC is seeking to hire new senior level employees or recognize employees for certain achievements, that warrant equity-based compensation grants (off-cycle grants).
     Annual grants are considered by the Committee during the first quarter of each year. The grant date is the date of the meeting unless such date is before or within two business days following the date of ALC’s public release of financial results for the previous fiscal year in which case the grant date is the third business day following such release of financial results. The date of the first fiscal quarter meeting of the Committee is established by the Board each year at the Board’s preceding regular August meeting.
     Off-cycle grants are granted as of the fifth business day of June, September or December, whichever next follows the date the grant is approved, provided that the grant date of any off-cycle grants made on or after the fifth business day in December but before the Board’s first quarter meeting shall be determined as if approved on the date of such meeting. The vesting schedule of an off-cycle grant award can relate to the date of the commitment to make the grant (e.g., the date of hire or promotion) instead of the grant date.
2006 Compensation
     Base Salary. ALC provides executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for executive officers are determined for each executive based on his or her position and responsibility by using market data. Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 125% of the midpoint of the base salary established for each salary range.

     During its review of base salaries for executives, the Compensation/Nomination/Governance Committee primarily considers: (i) market data provided by market surveys and outside consultants, (ii) internal review of the executive’s compensation, both individually and relative to other officers; and (iii) individual performance of the executive.
     Salary levels are typically considered annually as part of ALC’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of executives are based on the Committee’s assessment of the individual’s performance.
     Performance-Based Incentive Compensation. Performance-based incentive compensation is an important part of ALC’s compensation program. ALC’s Performance Bonus Plan is an annual cash award program for ALC senior corporate and divisional management members based on annual operating results. For 2006, awards for senior corporate management members were based on ALC as a whole achieving budgeted net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, transaction costs associated with the separation of ALC from Extendicare Inc., non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets, loss on refinancing and retirement of debt, rent expenses incurred for leased assisted living properties and management expenses (“adjusted EBITDARM”) targets while awards for divisional management members were based on achievement of a combination of corporate and divisional adjusted EBITDARM targets. Adjusted EBITDARM is determined by adjusting net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, transaction costs associated with the separation of ALC from Extendicare Inc., non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets, loss on refinancing and retirement of debt, and rent expenses incurred for leased assisted living properties (“adjusted EBITDAR”) as reported in ALC’s publicly disclosed financial information to remove expenses associated with the operation of ALC’s corporate office. Adjusted EBITDARM was selected as a performance measure for this program because it indicates earnings at residences. Targets range from 30% to 75% of base salary for the named executive officers. An additional incentive (stretch targets) of up to 10% of base salary may be awarded for exceeding budgeted adjusted EBITDARM targets. The Performance Bonus Plan provides that bonuses may be eliminated in part or in whole if certain consolidated financial results, including ALC’s consolidated pre-tax income, do not exceed budgeted amounts.
     The Performance Bonus Plan gives ALC the ability to design cash incentives to promote high performance and achieve corporate goals, encourage growth of stockholder value, and allow managers to share in ALC’s growth and profitability. Approximately 14 employees (including the officers included in the Summary Compensation Table) are eligible to receive awards under this performance-based incentive compensation program.
     During the first quarter of each year, the Compensation/Nomination/Governance Committee sets target levels for corporate and divisional financial objectives and base salary percentages for executive officers. In setting those targets, the Compensation/Nomination/Governance Committee is mindful that ALC has already achieved high adjusted EBITDARM results as compared to other publicly traded companies in the assisted living business. The Compensation/Nomination/Governance Committee feels that the targets under the Performance Bonus Plan for 2006 were difficult for management to achieve. Targets set for 2007 are expected to be similarly difficult to achieve.

     The Compensation/Nomination/Governance Committee has discretion to reduce but not to increase any awards under the Performance Bonus Plan whenever the Committee determines that particular circumstances so warrant.
     Discretionary Bonus Compensation. For 2006, the Compensation/Nomination/Governance Committee awarded discretionary bonuses that it determined are justified in light of ALC’s operating results for 2006. No amounts were earned in 2006 under ALC’s Performance Bonus Plan because budgeted adjusted EBITDARM targets were not achieved. However, the Compensation/Nomination/ Governance Committee determined that changes in ALC’s corporate structure in connection with the separation from Extendicare Inc. caused the budgeted adjusted EBITDARM targets not to be achieved. Accordingly, the Committee authorized the payment of discretionary bonuses for participants who where employees for all of 2006 as if 100% of the bonus targets had been achieved. Bonus amounts paid to Mr. Buono and Mr. Fonstad were prorated to reflect the portion of the year that they were employees of ALC. The Committee determined that 90% of these amounts would be awarded for performance during 2006 and 10% would be available for award in 2007 if certain short-term occupancy goals related to private pay residents are met. The Committee determined that these bonuses were in the best interest of ALC in order to attract and retain key employees.
     Retirement and Deferred Compensation Benefits. ALC maintains an Executive Retirement Program, a Deferred Salary Plan and a Deferred Compensation Plan for the named executive officers and certain other key employees. All of the named executive officers participated in the Executive Retirement Plan in 2006 and will participate in the Executive Retirement Plan in 2007. Certain of the named executive officers participated in both the Deferred Salary and the Deferred Compensation Plans at different times during 2006 and all of the named executive officers will participate in the Deferred Compensation Plan in 2007.
     ALC also provides a 401(k) plan to which ALC contributes 25% on a matching basis of employee contributions up to the first 6% of the employees’ pretax contributions. For highly compensated employees (as defined in the 401(k) plan), the match is limited to 4% of up to $225,000 of annual earnings. ALC matching contributions vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. ALC provides the 401(k) plan, the Executive Retirement Program and the Deferred Salary and Deferred Compensation Plans because it believes that these programs help attract and retain key employees.
     Under the Executive Retirement Plan, ALC makes a book entry to an account each month equal to 10% of the participant’s base monthly salary. Accounts are credited with deemed earnings as if it were invested in investment funds designated by the participant from a list of funds determined by the plan administrator. Participants’ interests in the accounts vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. A participant’s interest in an account also vests upon the death or disability of the participant. Withdrawals or distributions are not allowed while the executive remains an ALC employee. Following a participant’s separation from ALC for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death are not started until at least six months after separation.
     The Deferred Salary Plan enables designated key employees to elect annually to defer up to 10% of their base salaries. Compensation deferred is retained by ALC and credited to the participant’s deferral account. The deferral accounts are bookkeeping accounts only and are credited with interest at the prime rate. Participants are fully vested in their deferral accounts. Withdrawals or distributions are not allowed while the executive remains an ALC employee. Following a participant’s separation from ALC for any reason, the participant’s interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death are not started until at least six months after separation.
     ALC also offers a Deferred Compensation Plan which allows designated key employees to elect annually to defer up to 10% of their base salaries. Compensation deferred is retained by ALC and credited to the participants’ deferral accounts. ALC credits participants’ accounts with matching contributions equal to 50% of participants’ elective deferrals. Participants are fully vested in their deferral accounts as to amounts they elect to defer. Participants’ interests in amounts ALC credits to their accounts as matching contributions vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. The deferral and matching accounts are bookkeeping accounts only and are credited with interest at the prime rate. During employment amounts are payable from an executive’s account only in the case of financial hardship due to unforeseen emergency. Following a participant’s separation from ALC for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death are not started until at least six months after separation.
     Perquisites and Other Personal Benefits. ALC provides the named executive officers with perquisites and other personal benefits that ALC and the Compensation/Nomination/Governance Committee believe are reasonable and consistent with the overall compensation program to allow ALC to attract and retain key employees. The Compensation/Nomination/Governance Committee periodically reviews the levels of perquisites and other personal benefits of the named executive officers and currently feels that perquisites and other personal benefits for ALC executives should be limited. Accordingly, ALC executives are not given perquisites or other personal benefits that are not made available to ALC employees generally except for the rental of an automobile in the case of the Chief Executive Officer and a monthly automobile allowance in the case of other executives and long-term care and supplemental long-term disability insurance for certain of the executives. Premiums attributable to the insurance programs are grossed-up so that executives realize no net taxable income as a result of the provision of these policies.
     Employment Agreements. ALC has entered into employment agreements with certain key employees, including the named executive officers. The employment agreements are designed to promote stability and continuity of senior management. Termination benefits would be triggered if ALC terminates an agreement without cause or if the employee’s work location is shifted more than 30 miles or the employee’s duties and responsibilities are materially diminished over the employee’s objections. These trigger events were chosen to help retain these key employees and to assure key employees that they can apply their full attention to ALC’s business without concern that their roles within ALC will be materially altered without their consent. Information regarding terms and applicable payments under such agreements for the named executive officers is provided under the heading “Employment Contracts and Termination of Employment and Change-in Control Agreements.”

     Long-term Incentive Compensation. At the time ALC became a publicly traded company, the compensation program for executives did not include a long-term incentive component. The Compensation/Nomination/Governance Committee believes that long-term incentive compensation programs are important elements of an overall compensation package because they encourage participants to focus on long-term ALC performance. Equity-based long-term incentive compensation programs also can increase the stake of executives in ALC and further align the interests of executives with stockholders.
     No long-term incentive compensation programs were in place as of the end of 2006. During the first quarter of 2007, the Compensation/Nomination/Governance Committee discussed implementing a long-term, equity-based incentive compensation program. The compensation consulting firm of Towers Perrin was retained by ALC to assist the Compensation/Nomination/Governance Committee and management in developing the long-term incentive compensation program. The Committee feels that it is in the best interest of investors that the compensation program for senior management for ALC include an equity-based component.
     The Committee also feels that, because ALC is a newly public company that is still developing its long-term strategic goals, it is prudent at this time to implement an equity-based incentive compensation program with performance goals tied to 2007 rather than performance goals that go beyond 2007. Accordingly, on March 30, 2007, the Committee granted options to senior ALC managers, including the officers named in the summary compensation table, that will become exercisable beginning in 2008 if specific performance goals related to overall occupancy and reductions in the proportion of units rented to residents who rely on Medicaid payments are attained in 2007. If the goals are attained, one third of the options would become exercisable in 2008, one third would become exercisable in 2009, and the remaining options would become exercisable in 2010. Stock appreciation rights (“SARs”) were granted in tandem with the options. If the options become exercisable, either the option or the SAR may be exercised but not both. The Committee has sole discretion to issue stock or cash or a combination of stock and cash to settle the exercise of any SARs. The maximum number of options/SARs that could become exercisable for each of the executive officers listed in the summary compensation table if the total occupancy target is met and the Medicaid reduction target is exceeded by at least 10% are: Ms. Bebo, 70,000 options/SARs; Mr. Buono, 40,000 options/SARs; Mr. Fonstad, 30,000 options/SARs; Mr. Levonowich, 30,000 options/SARs; and Mr. Usher, 30,000 options/SARs. The Committee will continue to discuss the design of long-term incentive compensation programs and expects that future grants will include multi-year programs tied to ALC’s long-term strategic objectives as those objectives are further defined.
     Section 162(m) Limitations. Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain executive officers’ compensation that exceeds $1 million per year unless certain requirements are met. The Compensation/Nomination/Governance Committee intends to qualify a sufficient amount of compensation to its executive officers so that Section 162(m) of the Code will not adversely impact ALC.
Summary Compensation Table for Fiscal 2006
     The following table sets forth certain information regarding compensation paid by ALC to the named executive officers, and one additional officer who is a key employee but not an executive officer, for services rendered in all capacities to ALC at any time during 2006. The Board of Directors determined that the executive officers at the end of 2006 were Ms. Bebo, Mr. Buono, Mr. Fonstad and

Mr. Levonowich. Melvin A. Rhinelander and Richard Bertrand, who were the principal executive officer and the principal financial officer, respectively, of ALC prior to November 10, 2006, are not included in this table as they received no compensation from ALC for their service as ALC officers.
Summary Compensation Table

					Change in
					Pension
					Value and
				Non-	Nonquali-
				Equity	fied
				Incentive	Deferred
				Plan	Compen-	All Other
				Compen-	sation	Compen-
Name and Principal			Bonus	sation	Earnings	sation		Total
Position	Year	Salary ($)	($)	($)	($)	($)		($)
Laurie A. Bebo President and Chief Executive Officer	2006	357,019	270,000	—	2,683	91,013	(1)	720,715

John Buono(2) Senior Vice President, Chief Financial Officer and Treasurer	2006	50,000	16,200	—	—	5,000	(3)	71,200

Eric B. Fonstad(2) Senior Vice President, General Counsel and Secretary	2006	26,154	7,875	—	—	2,500	(3)	36,529

Walter A. Levonowich Vice President, Controller and Assistant Treasurer	2006	148,408	40,298	—	7,617	37,537	(4)	233,860

Terrance Usher(5) Divisional Vice President, Midwest & Central	2006	185,000	74,925	—	12,899	47,567	(6)	320,391

Notes

(1)	Includes: car rental of $18,252; ALC contributions to Executive Retirement Plan of $35,000; ALC contributions to Deferred Compensation Plan of $31,073; ALC contribution to 401(k) plan of $2,402, long-term care insurance premiums of $923, supplemental long-term disability insurance premiums of $630 and $2,733 tax gross-up related to both the long-term care insurance and the supplemental long-term disability insurance premiums.

(2)	Mr. Buono and Mr. Fonstad joined ALC in mid- and late October 2006, respectively.

(3)	Represents ALC contributions to Executive Retirement Plan. Perquisites were less than the disclosure threshold of $10,000.

(4)	Includes: car allowance of $7,800; ALC contributions to Executive Retirement Plan of $14,841; ALC contributions to Deferred Compensation Plan of $7,383; ALC contribution to 401(k) plan of $2,171, long-term care insurance premiums of $1,130, supplemental long-term disability insurance premiums of $951 and $3,261 tax gross-up related to both the long-term care insurance and the supplemental long-term disability insurance premiums.

(5)	Mr. Usher is one of three Divisional Vice Presidents and one of our key employees.

(6)	Includes: car allowance of $9,600; ALC contributions to Executive Retirement Plan of $18,500; ALC contributions to Deferred Compensation Plan of $9,250; ALC contribution to 401(k) plan of $2,196, long-term care insurance premiums of $1,303, supplemental long-term disability insurance premiums of $1,667 and $5,051 tax gross-up related to both the long-term care insurance and the supplemental long-term disability insurance premiums.
     In general, the compensation reported in the summary compensation table resulted from programs that were in place prior to the separation of ALC from Extendicare Inc. Amounts reported in the “Bonus” column are discretionary bonuses awarded by the Compensation/Nomination/Governance Committee that the Committee determined are justified in light of ALC’s operating results for 2006. No amounts were earned in 2006 under ALC’s Performance Bonus Plan because budgeted adjusted EBITDARM targets were not achieved. However, the Compensation/Nomination/Governance Committee determined that changes in ALC’s corporate structure in connection with the separation resulted in the adjusted EBITDARM targets not being achieved and that the Committee was otherwise satisfied with 2006 operating results. Accordingly, the Committee authorized the payment of discretionary bonuses as if 100% of the bonus targets had been achieved. Bonus amounts paid to Mr. Buono and Mr. Fonstad were prorated to reflect the portion of the year that they were employees of ALC. The Committee determined that 90% of these amounts would be awarded for performance during 2006 and 10% would be available for award in 2007 if certain short-term occupancy goals related to private pay residents are met. The “All Other Compensation” column includes perquisites that are described in the footnotes to the table.
     Amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflect above market earnings on deferred compensation and defined contribution retirement benefit accounts.
     As noted above, the Board has determined that ALC has four executive officers. Information regarding Mr. Usher’s compensation is included in the table and the following sections of compensation in order to provide stockholders with additional information about ALC’s compensation practices for significant employees.

Grants of Plan-Based Awards
     The following table provides information regarding awards during 2006 under ALC’s Performance Bonus Plan to the individuals named in the summary compensation table. As noted above, no payouts were made under the 2006 Performance Bonus Plan.

		Estimated Possible Future Payouts
		Under Non-Equity
		Incentive Plan Awards
		Threshold	Target	Maximum
Name	Grant Date	$	$	$
Laurie A. Bebo	January 1, 2006	—	300,000	340,000
John Buono(1)	—	—	—	—
Eric B. Fonstad(1)	—	—	—	—
Walter A. Levonowich	January 1, 2006	—	44,775	59,700
Terrance Usher	January 1, 2006	—	83,250	101,750

Notes

(1)	Mr. Buono and Mr. Fonstad did not participate in the 2006 Performance Bonus Plan.
     No amounts were earned in 2006 under ALC’s Performance Bonus Plan because budgeted adjusted EBITDARM targets were not achieved. The Compensation/Nomination/Governance Committee determined that changes in ALC’s corporate structure in connection with the separation from Extendicare Inc. caused the adjusted EBITDARM targets not to be achieved but that the Committee was otherwise satisfied with 2006 operating results. Accordingly, the Committee authorized the payment of discretionary bonuses as if 100% of the bonus targets had been achieved. The Committee determined that 90% of these amounts would be awarded for performance during 2006 and 10% would be available for award in 2007 if certain short-term goals related to private pay residents were met. These amounts are reported in the summary compensation table under the heading “Bonus.”
Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested in 2006
     Other than grants under the Performance Bonus Plan described above, no grants of plan-based awards were made in 2006 to any of the named executive officers, there were no outstanding equity awards to any of the named executive officers at fiscal year-end, and there were no option exercises or stock vesting for any of the named executive officers during 2006.

Nonqualified Defined Contribution Plans
     The following table provides information regarding ALC’s defined-contribution retirement plans. ALC does not maintain defined-benefit plans.
Nonqualified Deferred Compensation

				Aggregate		Aggregate
		Executive	Registrant	Earnings	Aggregate	Balance
		Contributions	Contributions	in Last	Withdrawals/	at Last
		in Last FY	in Last FY	FY(1)	Distributions	FYE(2)
Name	Plan	($)	($)	($)	($)	($)
Laurie A. Bebo	Executive Retirement	—	35,000	6,352	—	159,190
	Deferred Salary	5,521	—	—	—	(3)
	Deferred Compensation	29,791	31,073 (4)	8,132	—	128,068

John Buono	Executive Retirement	—	5,000	1	—	5,001
	Deferred Salary	5,000	—	31	—	5,031
	Deferred Compensation	—	—	—	—	—

Eric B. Fonstad	Executive Retirement	—	2,500	—	—	2,500
	Deferred Salary	—	—	—	—	—
	Deferred Compensation	—	—	—	—	—

Walter A. Levonowich	Executive Retirement	—	14,841	1,201	—	16,042
	Deferred Salary	—	—	18,943	—	(3)
	Deferred Compensation	14,765	7,383	9,467	—	383,822

Terrance Usher	Executive Retirement	—	18,500	17,560	—	181,257
	Deferred Salary	—	—	10,957	—	(3)
	Deferred Compensation	18,500	9,250	8,264	—	258,290

Notes

(1)	Of the amounts listed in the Aggregate Earnings in Last FY column, the following amounts are considered to be above market earnings and are reflected in the summary compensation table in the All Other Compensation and Total columns: Ms. Bebo, $2,683; Mr. Levonowich, $7,617; and Mr. Usher, $12,899.

(2)	None of the amounts in the Aggregate Balance at Last FYE column have been previously reported.

(3)	Aggregate amounts deferred under the Deferred Salary Plan are combined with amounts deferred under the Deferred Compensation Plan and reported in the Aggregate Balance at FYE column for the Deferred Compensation Plan.

(4)	Includes $13,413 credited in 2006 to Ms. Bebo’s Deferred Compensation Plan account that should have been credited to her account in prior years.
     ALC’s defined contribution retirement plan for executives, the Executive Retirement Plan, provides for a book entry to an account each month equal to 10% of the participant’s base monthly salary. Executives are not allowed to make contributions to the plan. Accounts are credited with deemed earnings as if it were invested in investment funds designated by the participant from a list of funds determined by the plan administrator. Participants may prospectively elect to reallocate their accounts among investment funds at times established by the plan administrator, which shall be no less frequently than quarterly. Participants’ interests in the accounts vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. A participant’s interest in an account also vests upon the death or disability of the participant. The individuals listed in the summary compensation table are vested in their plan accounts as follows: Ms. Bebo 100%; Mr. Buono 0%; Mr. Fonstad 0%; Mr. Levonowich 100%; and Mr. Usher 100%. Withdrawals or distributions are not allowed while the executive remains an ALC employee. Following a participant’s separation from ALC for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death do not begin until at least six month after separation.
     The Deferred Salary Plan allows an executive to elect to defer up to 10% of his or her base salary. Compensation deferred is retained by ALC and credited to the participant’s deferral account. The deferral accounts are bookkeeping accounts only and are credited with interest at the prime rate. Participants are fully vested in their deferral accounts. Withdrawals or distributions are not allowed while the executive remains an ALC employee. Following a participant’s separation from ALC for any reason, the participant’s interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death do not begin until at least six month after separation.
     ALC also sponsors a Deferred Compensation Plan. The terms of the Deferred Compensation Plan are the same as the terms of the Deferred Salary Plan except that under the Deferred Compensation Plan ALC credits participants’ accounts with matching contributions equal to 50% of participants’ elective deferrals. Participants’ are fully vested in their deferral accounts as to amounts they elect to defer. Participants’ interests in amounts ALC credits to their accounts as matching contributions vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. The deferral and matching accounts are bookkeeping accounts only and are credited with interest at the prime rate. During employment amounts are payable from an executive’s account only in the case of financial hardship due to unforeseen emergency. Following a participant’s separation from ALC for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death do not begin until at least six month after separation.

     For 2006, certain of the officers named in the table above deferred amounts or received matching ALC contributions to both the Deferred Salary Plan and the Deferred Compensation Plan because they participated in both plans at various times during the year. Aggregate balances as of the end of 2006, under both of these Plans are combined into a single account for each participant and reported in this table in the Aggregate Balance at FYE column for the Deferred Compensation Plan.
Employment Contracts and Termination of Employment and Change-in-Control Agreements
     ALC entered into employment agreements with each of the individuals listed in the summary compensation table and certain other employees. The material terms of each employment agreement are substantially the same. Each employment agreement provides that the executive will be paid a base salary at the current rate, subject to annual review, and that the employee may be eligible to participate in our equity compensation and other performance-based plans at a level consistent with the employee’s position. In addition, the employee is eligible to participate in our benefit plans and our deferred compensation and savings plans and is entitled to a monthly automobile allowance.
     If the employee’s employment is terminated by us for reasons other than cause (as defined in the employment agreements), death or disability, the employee is entitled to receive a lump sum payment equal to: (i) any base salary owed to the date of termination; (ii) one year of base salary plus $15,000 (one year of base salary plus $30,000 in the case of Mr. Buono and Mr. Fonstad and two years of base salary plus $30,000 in the case of Ms. Bebo); (iii) a payment in lieu of bonus for the year in which the termination occurs on a pro-rata basis for the portion of the year in which the employee was employed on an assumption that 100% of the bonus target was achieved; (iv) an amount equal to 30% in the case of Mr. Levonowich, 35% in the case of Mr. Fonstad, 45% in the case of Mr. Buono, 50% in the case of Mr. Usher, and 75% in the case of Ms. Bebo of base salary in lieu of bonus for the year following the year in which the termination occurs; (v) the cash equivalent of 12 months (24 months for Ms. Bebo) of automobile allowance; and (vi) any amount that would have been credited by ALC to any deferred compensation plan for the employee over the 12 month period after termination (24 months for Ms. Bebo). In addition, the employee will also be entitled to all vested deferred compensation, continued coverage under any benefit plans (except medical benefit plans) for 12 months (24 months for Ms. Bebo) after termination and medical plan continuation coverage required under applicable law, subject to payment in full of all insurance premiums by the employee.
     An employee’s employment will be considered terminated for purposes of the employment agreement if the employee objects to a change in work location of more than 30 miles or to a material diminution in assigned duties or responsibilities and ALC fails to correct the situation within 30 days. Cause under the employment agreements consists of commission of a felony, fraud or willful misconduct with respect to employment obligations, refusal or continuing failure to attempt, other than for proper cause or reasons of illness, to follow directions of management or the Board of Directors, or other conduct detrimental to ALC.
     If the employee terminates his or her employment voluntarily or if employee’s employment is terminated due to death, the employee or his or her estate is paid the employee’s base salary and any earned bonus up to the date of termination.
     In addition, in the event that the termination benefits payable to the employee are made in connection with a change-in-control of ALC and equal or exceed three times the employee’s “base amount” within the meaning of Section 280G (b)(3) of the Internal Revenue Code, such severance benefits will be reduced to an amount the present value of which is equal to 2.99 times the “base amount.”
     The employee is subject to restrictive covenants relating to confidential information, non-solicitation and non-competition for a period of two years following termination of employment.
     The approximate dollar amounts that would have been payable to the individuals listed in the summary compensation table under the provisions of these agreements if the respective executive’s employment had been terminated as of December 31, 2006, by ALC for reasons other than cause, death or disability are: Ms. Bebo $1,555,076; Mr. Buono $522,436; Mr. Fonstad $317,746; Mr. Levonowich $281,867; and Mr. Usher $402,621. These amounts do not include vested amounts under deferred compensation programs which would be paid in accordance with the terms of the deferred compensation programs but do include premiums and related tax gross ups for continued coverage under long-term care insurance and the supplemental long term disability insurance programs as provided in the employment agreements as follows: (i) long-term care insurance premiums: Ms. Bebo $1,846; Mr. Buono $871; Mr. Fonstad $1,715; Mr. Levonowich $1,130; and Mr. Usher $1,303; (ii) supplemental long-term disability insurance premiums: Ms. Bebo $1,260; Mr. Buono $831; Mr. Fonstad $1,936; Mr. Levonowich $951; and Mr. Usher $1,667; and (iii) tax gross-ups related to both the long-term care insurance and the supplemental long-term disability insurance premiums: Ms. Bebo $5,466; Mr. Buono $2,934; Mr. Fonstad $6,295; Mr. Levonowich $3,261; and Mr. Usher $5,051.
COMPENSATION COMMITTEE REPORT
     In accordance with its written Charter adopted by the Board of Directors, the Compensation/ Nomination/Governance Committee has oversight responsibility for compensation matters. The Compensation/Nomination/Governance Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on that review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
     The foregoing report has been approved by all members of the Compensation/Nomination/ Governance Committee.

The Compensation/Nomination/Governance Committee

Derek H.L. Buntain, Chair
Alan Bell
Sir Graham Day
David M. Dunlap

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
     The following table sets forth securities authorized for issuance under equity compensation plans as of December 31, 2006.

	Number of	Weighted-	Number of securities
	securities to be	average	remaining available for
	issued upon	exercise price of	future issuance under
	exercise of	outstanding	equity compensation
	outstanding	options,	plans (excluding
	options, warrants	warrants and	securities reflected in
	and rights	rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	4,000,000
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	4,000,000

     The 2006 Omnibus Incentive Compensation Plan was approved by ALC’s sole stockholder prior to ALC’s separation from Extendicare Inc. The plan provides for the grant of equity incentive compensation awards and non-equity incentive compensation awards to ALC directors, officers, employees or consultants (including prospective directors, officers, employees or consultants). The plan provides for the grant of options, stock appreciation rights, restricted stock awards, restricted stock units, performance units, cash incentive awards and other equity-based or equity-related awards. The plan is administered by the Compensation/Nominating/Governance committee.
     The aggregate number of shares of our Class A common stock that may be delivered pursuant to awards granted under the plan is 4,000,000, subject to anti-dilution adjustments as provided in the plan. If an award granted under the plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of shares, then the shares covered by the award will again be available to be awarded. In general, if shares are surrendered or tendered in payment of the exercise price of an award or any taxes required to be withheld in respect of an award, the surrendered or tendered shares become available to be awarded under the plan. Unless otherwise specified in the applicable award agreement, options vest and become exercisable in 25% increments on each of the first four anniversaries of the date of grant.
     In the event of a change of control of ALC, unless provision is made in connection with the change of control for assumption, or substitution of, awards previously granted and unless otherwise provided in an award agreement: (i) any options and stock appreciation rights outstanding as of the date the change of control become fully exercisable and vested immediately prior to such change of control; (ii) all performance units and cash incentive awards are paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and (iii) all other outstanding awards are automatically deemed exercisable or vested and all restrictions and forfeiture provisions lapse.

CERTAIN BUSINESS RELATIONSHIPS; RELATED PERSON TRANSACTIONS
     The Board of Directors recognizes that related person transactions (generally, transactions between an officer or director or members of their immediate families and entities ALC does business with or which own a significant amount of ALC’s voting stock) may raise questions among stockholders as to whether those transactions are consistent with the best interests of ALC and its stockholders. It is ALC’s policy to enter into or ratify a related person transaction only when the Board, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of ALC and its stockholders.
     The Audit Committee has adopted written policies and procedures for the review, approval, or ratification of related person transactions. The Committee reviews the material facts of related person transactions and either approves or disapproves of the entry into the transactions. If advance Committee approval is not feasible, then the transaction may be ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the officer, director or family member interest in the transaction. No director may participate in any discussion or approval of a transaction for which he or she is a related person, except that the director is required to provide all material information concerning the transaction to the Audit Committee. If a transaction is ongoing, the Audit Committee may establish guidelines for ALC’s management to follow in its ongoing dealings with the related person. The Audit Committee has reviewed and pre-approved certain types of related person transactions, including ordinary course compensation of officers and directors, transactions with other companies where the interest of the related person and the size of the transaction are limited, certain charitable transactions, transactions where all stockholders receive proportional rights, and certain banking-related services.
     Other than transactions with Extendicare Inc. discussed below, there were no related person transactions in 2006 that are required to be disclosed under Item 404(a) of Regulation S-K. The written policy discussed above was adopted in connection with ALC becoming a public company and was not in place at the time of the transactions with Extendicare Inc. described below.
     Prior to ALC’s separation from Extendicare Inc. (“Extendicare”), ALC was wholly-owned by Extendicare. Following the separation, none of ALC’s voting stock was owned by Extendicare. The following is a summary description of the agreements between Extendicare and us relating to the separation and our ongoing relationship with Extendicare after the separation. These include: a separation agreement; a tax allocation agreement; a number of transitional services agreements; and a number of operating leases and purchase agreements relating to the transfer by an Extendicare subsidiary, Extendicare Health Services, Inc. (“EHSI”), of assisted living facilities to us. These agreements govern the allocation of assets and liabilities related to our business as well as the ongoing relationship between Extendicare and us after the separation. We and Extendicare have agreed to binding arbitration for any claims arising under these agreements. Also described below are certain asset transfers that occurred in connection with the separation.
     Separation Agreement. The separation agreement sets forth our agreements with Extendicare related to the transfer of assets and the assumption of liabilities necessary to separate our company from Extendicare. It also sets forth indemnification obligations of ALC and Extendicare to each other following the separation.

     Tax Allocation Agreement. The tax allocation agreement governs both our and Extendicare’s rights and obligations after the separation with respect to taxes for both pre- and post- separation periods. Generally, we are required to indemnify Extendicare for any taxes attributable to our operations (excluding the assisted living facilities transferred to us as part of the separation) for all pre-separation periods and Extendicare generally is required to indemnify us for any taxes attributable to its operations (including the assisted living facilities transferred to us as part of the separation) for all pre-separation periods. In addition, Extendicare is liable, and will indemnify us, for any taxes incurred in connection with the separation.
     Under U.S. Federal income tax law, ALC and Extendicare are jointly and severally liable for any taxes imposed on Extendicare for the periods during which ALC was a member of its consolidated group, including any taxes imposed with respect to the disposition of ALC common stock. Extendicare may not have sufficient assets, however, to satisfy any such liability and ALC may not successfully recover from Extendicare any amounts for which ALC is held liable. ALC’s liability for any taxes imposed on Extendicare could materially reduce the price of our common stock.
     Transitional Services Agreements. Following the separation, ALC will receive and rely on certain transitional services to be provided by Extendicare and its subsidiaries, including services related to information technology, payroll and benefits processing, and reimbursement functions. The information technology services include: hosting services for software, messaging, data storage, anti-virus, and identity and access management programs; monitoring and management services for our information technology systems; support services via telephone; and telecommunication services allowing us to maintain and grow our network. Payroll and benefits processing services include: payroll maintenance and processing services, including related tax and banking matters; general management services for payroll processing, employee benefits and customer service functions; services relating to additions, changes and deletions from employee insurance plans; and services relating to benefit claims and 401(k) and ERISA compliance. These agreements have initial terms of three and five years, respectively, and are terminable by either party upon 90 days notice.
     Transfer of EHSI Assisted Living Operations and Properties to ALC. Immediately prior to ALC’s separation from Extendicare, EHSI owned 31 assisted living residences of which they operated 29, with the remaining two of the assisted living residences owned by EHSI being operated by ALC. In connection with our separation from Extendicare, all residences were transferred from EHSI to ALC. The aggregate purchase price for the residences was approximately $68.7 million (exclusive of amounts previously paid in respect of the operations and personal property related to EHSI’s assisted living residences).
     Transfer of Cash, Share Investments and Notes Prior to ALC Separation. Prior to the separation, Extendicare and EHSI made the following capital contributions to ALC: $10.0 million in cash contributed into ALC to establish Pearson Insurance Company, LTD., a wholly owned Bermuda based captive insurance company, to self-insure general and professional liability risks; $4.1 million in cash contributed by EHSI to ALC to fund transaction costs related to the separation; $5.0 million in cash contributed by EHSI to ALC to fund ALC’s purchase of an office building in August 2006; a capital contribution of approximately $22.0 million by EHSI as settlement of the outstanding debt owed by ALC to EHSI; the contribution to ALC of share investments with an aggregate value of $4.3 million; and an $18.0 million cash contribution to equity.

AUDIT COMMITTEE REPORT
     In accordance with its written Charter adopted by the Board of Directors, the Audit Committee has oversight responsibility for the quality and integrity of the financial reporting, disclosure controls and procedures, and internal control and procedure practices of ALC. While the Audit Committee has oversight responsibility, the primary responsibility for ALC’s financial reporting, disclosure controls and procedures, and internal controls and procedures rests with management, and with ALC’s independent auditors responsible for auditing ALC’s financial statements.
     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Grant Thornton LLP a formal written statement describing all relationships between the auditors and ALC that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the independent auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the independent auditors the quality and adequacy of ALC’s internal controls and the internal audit group. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risk.
     The Audit Committee discussed and reviewed with Grant Thornton LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 and Rule 2-07 of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
     The Audit Committee reviewed the audited financial statements of ALC contained in its annual report on Form 10-K for the fiscal year ended December 31, 2006 with management and the independent auditors. Based on this review and discussion with management, the internal auditors and the independent auditors, the Audit Committee recommended to the Board of Directors that ALC’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.
     The foregoing report has been approved by all members of the Audit Committee.

The Audit Committee

Malen Ng, Chair
Alan Bell
Derek H. L. Buntain
Charles H. Roadman, II

INDEPENDENT AUDITORS
     On October 16, 2006, the Board of Directors of ALC resolved to engage Grant Thornton LLP (“Grant Thornton”) as ALC’s independent auditors and to dismiss KPMG LLP (“KPMG”) as ALC’s independent auditors.
     The audit reports of KPMG on the financial statements of ALC as of and for the years ended December 31, 2005 and 2004 (collectively, the “Prior Fiscal Periods”), did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
     During the (i) Prior Fiscal Periods and (ii) the subsequent interim period through October 16, 2006 (the “Interim Period”), there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG would have caused KPMG to make reference to the subject matter of the disagreement in connection with any of its reports.
     ALC did not consult with Grant Thornton during the Prior Fiscal Periods or the subsequent Interim Period regarding (i) the application of accounting principles to a specific transaction, either completed or proposed or (ii) the type of audit opinion that might be rendered by Grant Thornton on its consolidated financial statements.
     The Audit Committee retained Grant Thornton as independent registered public accountants to audit ALC’s consolidated financial statements for the fiscal year ended December 31, 2006. A representative of Grant Thornton is expected to be present at the annual meeting and will be given the opportunity to make a statement and to respond to questions that may be asked by stockholders. Grant Thornton was formally approved as independent auditors by the Audit Committee in November 2006.
     The following table summarizes fees for professional services rendered to ALC by Grant Thornton and KPMG for the fiscal years ended December 31, 2006 and 2005, respectively.

Fees	2006(1)	2005(2)

Audit Fees	$150,800	$200,000
Audit-related Fees	—	$133,000
Tax Fees	—	—
All Other Fees	—	—

Total	$150,800	$333,000

Notes
(1)	This entire amount was attributable to Grant Thornton. For fiscal 2006, KPMG was paid audit-related fees of $1,043,706 and tax fees of $78,580. The audit related fees billed by KPMG related to audit and consulting services provided in the preparation of ALC’s Form 10 registration statement in connection with the separation from Extendicare. The tax fees billed by KPMG related to tax services provided in connection with the separation from Extendicare.
(2)	This entire amount was attributable to KPMG.

     Audit Fees. For the fiscal years ended December 31, 2006 and 2005, the “Audit Fees” reported above were billed by Grant Thornton and KPMG for professional services rendered for the audit of ALC’s annual financial statements, reviews of ALC’s quarterly financial statements, and for services normally provided by the independent auditors in connection with statutory and regulatory filings and engagements.
     Audit-Related Fees. For the fiscal year ended December 31, 2005, the “Audit Related Fees” reported above were billed by KPMG for assurance and other related services that were reasonably related to the performance of the audit or review of ALC’s financial statements, but which were not reported as Audit Fees.
     Tax Fees. No “Tax Fees” were billed by Grant Thornton for the fiscal year ended December 31, 2006.
     All Other Fees. For the fiscal years ended December 31, 2006 and 2005, there were no other fees billed by Grant Thornton or KPMG for professional services rendered for assistance not related to Audit Fees, Audit-Related Fees or Tax Fees.
Pre-Approval Policy and Independence
     The Audit Committee has a policy requiring the pre-approval of all audit and permissible non-audit services provided by ALC’s independent auditors. Under the policy, the Audit Committee is to specifically pre-approve any recurring audit and audit-related services to be provided during the following fiscal year. The Audit Committee also may generally pre-approve, up to a specified maximum amount, any nonrecurring audit and audit-related services for the following fiscal year. All pre-approved matters must be detailed as to the particular service or category of services to be provided, whether recurring or non-recurring, and reported to the Audit Committee at its next scheduled meeting. Permissible non-audit services are to be pre-approved on a case-by-case basis. The Audit Committee may delegate its pre-approval authority to any of its members, provided that such member reports all pre-approval decisions to the Audit Committee at its next scheduled meeting. ALC’s independent auditors and members of management are required to report periodically to the Audit Committee the extent of all services provided in accordance with the pre-approval policy, including the amount of fees attributable to such services.
     In accordance with Section 10A of the Securities Exchange Act of 1934, as amended by Section 202 of the Sarbanes-Oxley Act of 2002, ALC is required to disclose the approval by the Audit Committee of the Board of non-audit services performed by ALC’s independent auditors. Non-audit services are services other than those provided in connection with an audit review of the financial statements. During the period covered by this filing, all audit-related fees, tax fees and all other fees, and the services rendered in connection with those fees, as reported in the table shown above, were approved by either ALC’s Audit Committee or, prior to the separation and the formation of ALC’s Audit Committee, Extendicare’s Audit Committee.
     The Audit Committee considered the fact that Grant Thornton did not provide non-audit services to ALC in 2006, which the Committee determined was compatible with maintaining auditor independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and the persons who beneficially own more than ten percent of our Class A Common Stock to file reports of ownership and changes in ownership of ALC equity securities with the Securities and Exchange Commission. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the fiscal year ended December 31, 2006, except for certain reports that were required to be filed as a result of the registration under the Securities Exchange Act of our Class A Common Stock in connection with our separation from Extendicare becoming effective and the initial distribution of shares in connection with the separation. The incorrectly filed reports were: Ms. Bebo, Mr. Buono, Mr. Fonstad, Mr. Levonowich, Mr. Rhinelander, Mr. Richard L. Bertrand (former director), Mr. Roch Carter (former officer) and Extendicare each failed to timely file their Forms 3; Sir Graham Day and Scotia Investments Limited, each incorrectly reported their beneficial holdings on their Forms 3; and Extendicare did not timely file its Form 4 and Mr. Rhinelander incorrectly reported his beneficial holdings on his Form 4 with respect to the distribution of ALC shares effecting the separation. All such Forms have either been amended or subsequently filed.
OTHER MATTERS
Additional Matters
     The Board of Directors is not aware of any other matters that will be presented for action at the 2007 annual meeting. Should any additional matters properly come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.
Submission of Stockholder Proposals
     A stockholder who intends to present a stockholder’s proposal at the 2008 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”) must deliver the proposal to ALC no later than December 15, 2007 if such proposal is to be included in ALC’s proxy materials for the 2008 annual meeting.
     A stockholder who intends to present business, other than a stockholder’s proposal pursuant to Rule 14a-8, at the 2008 annual meeting must comply with the requirements set forth in ALC’s bylaws. Among other things, a stockholder must give written notice to the Secretary of ALC not less than 50 days and not more than 75 days prior to the anniversary date of the immediately preceding annual meeting. Since the annual meeting is scheduled to be held May 3, 2007, ALC must receive written notice of a stockholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2008 annual meeting no sooner than February 18, 2008 and no later than March 14, 2008. If the notice is received after March 14, 2008, then ALC is not required to present such proposal at the 2008 annual meeting because the notice will be considered untimely. If the Board of Directors chooses to present such a stockholder’s proposal submitted after March 14, 2008 at the 2008 annual meeting, then the persons named in proxies solicited by the Board of Directors for such meeting may exercise discretionary voting power with respect to such proposal.

Cost of Proxy Solicitation
     ALC will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board. In addition to using mail services, ALC officers and other employees, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. ALC may retain a professional proxy solicitation firm, and pay such firm its customary fee, to solicit proxies from direct holders and from banks, brokers and other nominees having shares registered in their names that are beneficially owned by others.
Annual Report on Form 10-K
     A copy (without exhibits) of ALC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is being provided with this proxy statement. Pursuant to the rules of the Securities and Exchange Commission, services that deliver ALC’s communications to stockholders who hold their shares through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of ALC’s 2006 Annual Report on Form 10-K and this proxy statement. ALC will provide an additional copy of such Annual Report to any stockholder, without charge, upon written request of such stockholder. Such requests should be addressed to the attention of “Shareholder Relations” at Assisted Living Concepts, Inc., 111 West Michigan Street, Milwaukee, Wisconsin 53203.

By Order of the Board of Directors,

Eric B. Fonstad
Milwaukee, Wisconsin	Senior Vice President, General Counsel and Secretary
April 13, 2007

Assisted Living Concepts, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1.	Election of nine directors to serve one-year terms to expire at the 2008 annual meeting of stockholders:
01 — Laurie A. Bebo
04 — Derek H.L. Buntain
07 — Melvin A. Rhinelander
02 — Alan Bell
05 — David J. Hennigar
08 — Charles H. Roadman II, MD
03 — Jesse C. Brotz
06 — Malen S. Ng
09 — Michael J. Spector

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

2.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.
Your vote is very important. Whether or not you attend the Meeting, please take the time to vote your shares by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided (or, if applicable, by following the instructions supplied to you by your bank or brokerage firm for voting by telephone or via the Internet). You retain the right to revoke the proxy at any time before it is actually voted by filing with the Secretary of ALC a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting.

B  Non-Voting Items

     Change of Address — Please print new address below.

Meeting Attendance
 Mark box to the right if you plan to attend the Annual Meeting.

☐

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Assisted Living Concepts, Inc.

111 West Michigan Street 9th Floor
Milwaukee, Wisconsin 53203
(414) 908-8000
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 3, 2007
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
David J. Hennigar and Melvin A. Rhinelander, or either of them, with power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Stockholders (the “Meeting”) of Assisted Living Concepts, Inc. (the “Company”) to be held at 111 West Michigan Street, Milwaukee, Wisconsin on Thursday, May 3, 2007 at 4:00 p.m. CDT, and to vote the number of shares which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in their discretion upon such other business as may properly come before the Meeting and any and all adjournments or postponements thereof, all as set out in the Notice and Proxy Statement relating to the Meeting, receipt of which is hereby acknowledged.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, then the Proxy will be voted FOR the election of the nominees listed.
(Continued, and to be signed on the reverse side.)